Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MCDTA - Q2 2005 McDATA Corporation Earnings Conference Call

Event Date/Time: Sep. 06. 2005 / 5:00PM ET

Event Duration: 1 hr

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CORPORATE PARTICIPANTS

Renee Lyall

McDATA Corporation - Senior Director, IR

John Kelley

McDATA Corporation - Chairman, President, and CEO

Scott Berman

McDATA Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Aaron Rakers

A.G. Edwards - Analyst

Tom Curlin

RBC Capital Markets - Analyst

Joel Wagonfeld

First Albany - Analyst

Henry Naah

Lehman Brothers - Analyst

Andy McCullough

CSFB - Analyst

Dan Renouard

Robert W. Baird - Analyst

Laura Conigliaro

Goldman Sachs - Analyst

Glenn Hanus

Needham & Company - Analyst

PRESENTATION

Operator

Good afternoon. My name is Wes, and I will be your conference facilitator. At this time, I would like to welcome everyone to the McDATA second quarter financial results conference call. [OPERATOR INSTRUCTIONS.] Thank you. Ms. Lyall, you may begin your conference.

Renee Lyall - McDATA Corporation - Senior Director, IR

Thank you, Operator. Good afternoon, everyone, I am Renee Lyall, McDATA’s Senior Director of Investor Relations. With me on the call today are McDATA’s Chairman, President, and CEO, John Kelley; and Chief Financial Officer, Scott Berman.

A press release detailing our second quarter fiscal year 2005 financial results was distributed this afternoon at 4:40 p.m. Eastern Time over Business Wire and First Call. The press release is available on our website at www.mcdata.com. This conference call is being recorded, and a telephone replay will be available tonight, beginning at approximately 8 p.m. Eastern Time, through the end of the day on September 9th. To access the telephone replay, dial 706-645-9291. The passcode is 8603978. The conference call today is also being Webcast live via the Internet at www.mcdata.com, and will be archived on our website for the next 12 months. Also available on our website are supporting slides for today’s conference call. Before we begin, let me remind you that McDATA’s second quarter reported results include two months of CNT revenue and operations, following the successful close of the acquisition on June 1st, 2005.

During the course of this conference call, we will provide information that constitutes forward-looking statements, including statements regarding future events. Actual results may differ materially. Any forward-looking statements we make today are subject to risks and uncertainties as described in the Company’s reports on Forms 10-K, 10-Q, and 8-K that are filed with the SEC. McDATA assumes no obligation to update any such forward-looking statements.

In addition, the financial information that we review on today’s conference call is unaudited and presented on a non-GAAP, or pro forma, basis. The non-GAAP results are a supplement to financial statements based on accounting principles generally accepted in the United States of America, or GAAP. The non-GAAP results exclude certain expenses, to provide, what McDATA believes, is a more complete understanding of our underlying operational results and trends. Non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods.

Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of GAAP and non-GAAP net income is provided in the financial statements included in our press release, on our website, and in the Form 8-K filed with the SEC.

At this time, I will turn the call over to John Kelley.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Thank you, Renee. Excuse me. Again, welcome to our second quarter fiscal year 2005 earnings conference call. And thank you for joining us this afternoon. Scott will begin the call with a review of our second quarter financial results. Following Scott, I will discuss the major events of the quarter, our progress towards our integration targets and business model, and McDATA’s opportunity in the second half of the year. Then, I will turn the call back over to Scott, and he will provide financial guidance for our third quarter. After that, we’ll open the call up for Q&A. Scott?

Scott Berman - McDATA Corporation - CFO

Thank you, John. And good afternoon, everyone. Before I begin, I want to remind everyone that our second quarter results reported today include only two months, June and July, of CNT revenue and operations. Revenue for the second quarter was at the high end of guidance we provided on our June 23rd update call, coming in at $165.3 million. This represents an increase of 67% over McDATA on a stand-alone reported first quarter 2005 results, and an increase of 68% over the results reported one year ago.

Because we closed the acquisition June 1st, our second quarter results include CNT revenue recognized in June and July, but they exclude CNT revenue recognized in May. In an effort to provide a more apples-to-apples comparison of the second quarter results in comparison to prior periods, please take the following information under consideration — CNT’s historical linearity was approximately 20, 30, 50, that is to say, approximately 20% of the revenue was generated in the first month of the quarter, 30% generated in the second month of the quarter, and 50% of the revenue generated in the third month of the quarter. If we were to reduce CNT revenue in Q1 ‘05 and Q2 ‘04 by approximately 20% to estimate what two months of revenue would have been and add that to McDATA reported results for those quarters, total estimated sales in Q1 ‘05 for the combined Company would have been approximately 164 to $166 million. And total estimated sales in Q2 ‘04 would have been approximately 160 to $162 million.

Using these estimates for illustrative purposes only, we estimate revenue was about flat sequentially and up about 3 to 4% year-over-year. Non-GAAP earnings were $0.03 per diluted share, based on approximately 140 million shares outstanding, which was above our guidance of break-even to $0.02 per share. On a GAAP basis, the net loss for the second quarter was $0.18, and second quarter 2005 non-GAAP net income excludes $4.4 million related to severance costs, $6.8 million related to the UMD exchange program, and $10.1 million related to the amortization of purchased intangible assets. Of that $10.1 million, approximately $5 million is related to the acquisition of CNT, with the remainder related to our previous acquisitions of Sanera, Nishan, and SANavigator. Q2 ‘05 net income also excludes $3.7 million related to the amortization of deferred stock compensation.

Going forward, we will discuss revenue in the following two categories — product revenue and services revenue. Product revenue will include all hardware and software products, including third-party products. Services revenue will include all revenue related to break-fix or maintenance, consulting, professional, and monitoring services.

On slide 7 in today’s supporting slide presentation, you will find supplemental financial information illustrating what the Company’s combined revenue would have been in product and services, as well as software, dating back to Q1 ‘04. Please note that Q2 ‘05 includes three months of

McDATA revenue but only two months of CNT revenue, while Q1 ‘04 through Q1 ‘05 include three full months of both CNT and McDATA revenue. This data is for illustrative purposes only and is unaudited.

Total product revenue for the second quarter was $139.1 million, and represented 84% of sales. Within product revenue, Fibre Channel Director sales increased almost 30% sequentially. Revenue growth — well, primarily, that 30% growth was driven as a result of the addition of the CNT Director product, but revenue growth was also driven by the i10K. Fibre Channel Director sales include McDATA Intrepid Directors as well as UMD and FC/9000 sales. And as we mentioned on our May 9th call, both the UMD and the FC/9000 have been withdrawn from active marketing, and we expect revenue from these products — product lines to decrease. Offsetting this decrease we expect Intrepid Director sales to increase.

Director port shipments increased sequentially, in the mid-single-digit range, and grew in the low-double-digit range year-over-year for McDATA on a stand-alone basis, and higher than that when you incorporate the UMD and FC/9000 ports. ASPs in the Director space were up sequentially, and this increase can, in large part, be attributed to a mix shift toward the i10K in the second quarter. Fabric switch revenue and port shipments decreased sequentially, but were up year-over-year. Fabric switch ASPs were about flat sequentially, and down year-over-year.

We believe our fabric switch revenue and port shipments were negatively impacted by an aggressive push by one of our competitors to reduce 2-gigabit inventory at OEM partners, as well as somewhat of a stall in demand ahead of the release of our 4 gigabits Fabric Switches available, as of today, through McDATA, and as we announced today through our major OEM partners and resellers shortly. We expect fabric switch sales to increase in the current quarter and the second half of fiscal 2005. Fibre Channel Eclipse SAN router sales were down somewhat sequentially, but up year-over-year. Total Fibre Channel port shipments declined 10% sequentially, but increased more than 20% year-over-year. Given the mix shift to the i10K, blended ASPs were up sequentially and declined year-over-year.

WAN and extension sales grew sequentially and year-over-year. This product category is largely comprised of the UltraNet Edge and USD-X products. We experienced strong sales in both these product lines, as several large deals closed between June and July. Historically, revenue from these products has been lumpy, given a longer sales cycle and larger deal size, because sales are often tied to the build-out of a disaster recovery site or a secondary data center. Despite the lumpiness, the trend is upward, and we do expect revenue growth in both SAN and mainframe extension as customers continue to build out and expand their global enterprise data infrastructure.

Third-party product revenue represented less than 10% of total revenue in the second quarter. Software revenue was $17.5 million, and represented 11% of total revenue. Sales grew 12% sequentially and 19% year-over-year. Software revenue includes revenue from add-on software sales, software maintenance, and royalty payments received from our partnerships with QLogic and Network Appliance. The growth in software revenue in the second quarter was largely related to an increase in the attach rate of our value-added software sales for both SAN routing and Fibre Channel products, and the continued growth in software maintenance contracts. We did receive royalty payments from both QLogic and Network Appliance in the second quarter, but they were not material. ESCON revenue was in line with expectations, contributing a little bit more than $0.5 million in the quarter.

Also included in product revenue is approximately $435,000 recognized from the agreement with QLogic. As you recall, McDATA received a $4 million payment from QLogic in the fourth quarter — fourth fiscal quarter of 2004, essentially for our intellectual properties. The original contract dictated that the $4 million would remain in deferred revenue for the five-year term of the agreement. The contract was amended during the second quarter, allowing us to recognize revenue quarterly through January 31st of 2008.

Second quarter services revenue was $26.2 million, representing 16% of total revenue. Maintenance contributed between 60% and 70% of the services revenue, with the remainder coming largely from professional services engagements.

Now turning to our distribution channels. EMC contributed 28% to revenue in the second quarter, and IBM contributed 25%. Other sales channels, including direct sales, Dell, HP, HDS, Sun, and value-added resellers and distributors represented approximately 47% of revenue. As you can see, the acquisition of CNT has resulted in a more diversified revenue stream for the new McDATA.

Geographically, North America represented almost 70% of sales, while EMEA and APJ contributed just over 30% of sales. Non-GAAP gross margins for the first quarter were 49.9%, within our forecasted range of 48% to 50%. Product margin was 52.2%, and services margin was 37.5%. Non-GAAP operating expenses were $77.7 million. Operating expense for the second quarter includes only two months of CNT expense. And non-GAAP operating margin was 2.9%. The non-GAAP tax rate for the second quarter was 31%.

Now moving on to the balance sheet. McDATA ended the second quarter with cash and investments, short- and long-term, of $339 million, which includes just under $9 million of restricted cash. Short- and long-term investments consists primarily of government and highly-rated corporate bonds. Securities lending collateral was $88.8 million, significantly less than it has been over the past 18 months. The reason for the decline was simple, a smaller percentage of our investments were loaned out under this program. You’ll notice that securities lending collateral appears as both an asset and a liability on the balance sheet. Securities lending collateral should not be included in your cash per share calculation.

As of July 31, 2005, net of convertible debt, McDATA’s cash position was just under $47 million, which equates to approximately $0.33 per diluted share based on approximately 140 million fully-diluted shares outstanding. Days sales outstanding were 72 days. This is higher than McDATA’s historical 50- to 60-day range, but lower than CNT’s historical range, and we’ll work aggressively to decrease DSO as a combined Company. Cash flow from operations was a negative $22 million. At this time, provided we achieve the targets we outlined for our fourth quarter, we estimate we’ll exit the fourth quarter being operating cash flow positive.

Our inventory balance at the end of the second quarter was 35 million, and inventory turns on an annualized basis were 9.5. The increase in inventory is related to the acquisition of CNT. Although we outsource the manufacturing operations in Lumberton to Solectron, the raw materials and finished goods inventory will remain on McDATA’s balance sheet until Solectron transitions all of McDATA’s manufacturing to another facility.

Goodwill increased to 264 million, with approximately 188 million related to the acquisition of CNT. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and will not be deductible for tax purposes. Under the purchase method of accounting, the total purchase price is allocated to CNT’s net tangible and intangible assets and liabilities, based on their estimated fair value as of May 31st, 2005. Fair values for identifiable intangible assets, property plant and equipment, as well as deferred revenue were based upon valuation performed by a third-party valuation expert.

In performing our preliminary purchase price allocation, we considered, among other factors, our intention for future use of the acquired assets and estimates of future performance of CNT’s products. The total purchase price was estimated to be $193 million. While the amount of goodwill tied to the CNT acquisition appears high, it’s largely due to the liabilities incurred, including CNT’s convertible debt, the overlap of employees and associated severance costs, the overlap of facilities in certain geographies and associated lease termination costs, some incremental legal liabilities, and the overlap of the Director-class product in the UMD and i10K.

A large percentage of CNT’s assets were related to the UMD, and a third-party evaluator determined the assets and developed technology related to this product to be of minimal future benefit to the Company, given the decision to move forward with the Intrepid platform. As of the date of the acquisition, CNT had no ongoing projects that qualified as in-process research and development. Capital expenditures during the quarter were $4.5 million, and depreciation and amortization for the second quarter was $23 million.

Turning to liabilities, you’ll note on the balance sheet included in our press release today, a significant increase in accounts payable and accrued liabilities; an increase in deferred revenue; and, as expected, an increase in convertible debt over the prior period. It’s fairly straightforward that your — that accounts payable would increase following the close of the acquisition. The bulk of the balance, however, is within accrued liabilities. A portion of this increase is easily understood. Following the acquisition, our salary and tax obligations increased, as you’d expect. However, also included are accruals for costs related to severance, facility closures, and other contract commitments — termination of other contracts and commitments, including the UMD exchange program. Deferred revenue increased to $78.7 million.

I want to spend a few minutes discussing deferred revenue and how it’s treated under the purchase method of accounting. As of May 31st, CNT’s deferred revenue balance was $52.8 million, comprised largely of unfulfilled maintenance contracts. Under purchase accounting, the deferred revenue liability assumed in the acquisition must be adjusted to fair value, which is the sum of direct and incremental costs of fulfilling the maintenance obligation, plus a normal profit margin on those fulfillment costs. As a result, deferred revenue was adjusted to a fair value of $38 million, which represents a $14.8 million decrease. As the related maintenance services are performed and the revenue recognized, this adjustment will result in a $14.8 million reduction in revenues and gross profit for the combined Company, as compared to what would have otherwise been recognized by CNT as a separate company.

For the time period beginning June 1st, 2005, through the remainder of our fiscal year, ending January 31st, 2006, revenue will be reduced by a total of $8.8 million. For the second fiscal quarter, the reduction was $2.2 million. And for the third and fourth quarter, the reduction will be $3.3 million in each quarter. The negative impact of the services margin in the current quarter was 470 basis points, and the negative impact to overall gross profit margin in the current quarter was 60 basis points. Note that the impact from these purchase accounting adjustments is reflected in the gross profit margin that we reported today.

For fiscal year 2006, ending January 31st of 2007, revenue will be reduced by $925,000 each quarter. The negative quarterly impact to total gross profit margin is expected to be about 30 basis points. And for fiscal year 2007, ending January 31st of 2008, revenue will be reduced by about $550,000 each quarter. The negative quarterly impact to the total gross profit margin is expected to be less than 20 basis points.

Before I turn the call over to John, I want to provide an update related to our estimated cash costs associated with the CNT acquisition. We currently estimate the cash costs, when it’s all said and done, to be closer to $50 million. We expect cash costs to come in at the high end of our original 40 to $50 million estimate, due to the unanticipated cost of the UMD exchange program, as well as underestimated costs with respect to international severance, facility closures, and legal settlements.

I know there’s been a heightened focus on our cash position since we announced the acquisition of CNT in January of this year. And let me reiterate now, we still expect to generate between 60 and $70 million in free cash flow, net of capital expenditures in fiscal 2006, allowing us to exit that fiscal year with a net cash position between 105 and $125 million. Should we seek to improve the cash position and strengthen the balance sheet further, there are various alternatives available.

And with that, I’ll turn the call back over to John.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Thanks, Scott. I want to emphasize how pleased I am with our results this quarter and how proud I am of the team for this achievement. During the second quarter, we not only exceeded expectations for our revenue and EPS, but also met our integration milestones.

On May 9th, we committed to the following integration execution timeline. We committed to close the acquisition during our fiscal second quarter, and it closed June 1st, within the targeted range. We committed to achieving a fully outsourced manufacturing model by December 31st, and we sold the Lumberton manufacturing operations to Solectron on June 24th, significantly ahead of schedule.

We stated we would achieve 70% of our targeted 500- to 600-person headcount reduction by July 31st, 2005, and 90%-plus of headcount related to synergies by October 31st. Headcount as of July 31st, 2005 was 1,665. This represents a reduction of more than 400 employees, from the almost 2,100 headcount employed by McDATA and CNT independently when we announced the acquisition in January. We are clearly tracking ahead of these targets. Our targeted headcount remains between 1,500 and 1,600 total employees.

I’m very proud to announce that on September 1st, we successfully converted the domestic processes for CNT’s JD Edwards’ ERP system to McDATA’s Oracle System. And, finally, I’m able to reiterate at this time our belief that CNT will be accretive to non-GAAP EPS in the fourth quarter of this year.

The achievements I just ticked off only touch the surface of the success I believe this acquisition has seen to date. The combination of McDATA and CNT truly has resulted in a united Company, with unmatched technology leadership and unrivaled expertise across storage and network infrastructures, mainframe, and open systems. Our results this quarter and the positive feedback we continue to receive demonstrates that the new McDATA is driving more value to our customers and partners.

Since June 1, McDATA executives have visited nearly 50 high-end end-user customers, and our goal is to visit 100 of our largest end-user customers before the end of the year. The response from these meetings has been positive and constructive, and the comments from customers have reinforced our global enterprise data infrastructure strategy. Around the world, we have heard from customers their need for consolidation, disaster recovery, business continuance, transparent data movement and access, and a unified data infrastructure environment.

These customer requirements are all addressed by our GEDI strategy. The future is not about the hardware, switches, routers, or price per port, it’s about simplifying and optimizing data access and movement across the global enterprise, and this is exactly what we’ll do. McDATA’s full solutions and services offerings are resonating with customers and partners alike. Many customers we have visited are looking to McDATA to provide the whole end-to-end solution, as well as continued support.

McDATA is now being viewed as a strategic partner, not just a darn-good Director Company. In fact, we had more than 80 paid professional services engagements in the second quarter and 45 new maintenance contracts. However, don’t expect an update to these numbers every quarter. I included them here, only to give you an idea of the traction we are seeing. We are also engaged with our other OEM partners on the services front. Our goal is to cooperatively enhance their service capabilities with complimentary offerings, including SAN solution services such as health checks, ESCON to FICON migration, disaster recovery implementation, and data center relocations.

During the second quarter, McDATA won several large deals worldwide that generated product and services revenues. These wins often included the UltraNet Edge, our USD-X WAN extension products, which carry an almost 100% maintenance contract attach rate. As I referenced above, between June and July, we won 45 new deals that included product orders with maintenance contracts attached. The renewal rate on these contracts has historically been 95%-plus. We also won our fair share of competitive showdowns versus Brocade and Cisco. A very large European bank selected McDATA’s i10K over Brocade’s SilkWorm 48000, and there are many other examples, including some competitive displacement.

There is one customer in particular I would like to cite, TravelSky, the leading provider of IT services to China’s aviation and tourism industry, relies on McDATA’s Intrepid Directors to support the core of the company’s data infrastructure. The company originally deployed McDATA Directors to consolidate its server and storage resources. To ensure business continuity, TravelSky established a secondary data center, again deploying McDATA Directors for disaster recovery. Some of you may recall, one of our competitors recent claims that they had displaced McDATA in this account and were now TravelSky’s exclusive SAN switch provider.

While it is true, TravelSky purchased some of their product, McDATA Directors remain at the core of their data center and TravelSky describes McDATA with the following words, quote, McDATA’s a long-time and trusted technology partner of TravelSky’s, and their Intrepid Directors are at the core of our data center, ensuring 24 by 7 availability. We look forward to working with McDATA on future SAN deployments, end quote. It seems our competitor overstated their achievements in this instance. This quote from TravelSky can be found in our press release, within the newsroom of our website, where you will also find the customer success story for TravelSky and many other happy McDATA customers.

As Scott touched on earlier, we saw an increase in i10K sales during the quarter. We are very excited about the traction this product is experiencing, particularly in the financial services vertical, where we are seeing the largest percentage of deployments. I believe the high number of deployments within this vertical underscores the value and power of the i10K, because financial institutions move, store, and require frequent and immediate access to more data storage than any other vertical. In addition to the European bank I referenced earlier, the Agricultural Bank of China will deploy i10Ks at the core of their new data center in Shanghai, and a large Australian financial institution purchased multiple i10Ks for the core of their consolidation project during the second quarter.

As you know, the i10K is generally available through HDS and IBM. EMC continues to ship the i10K, and we remain optimistic the product will become generally available in our October quarter, in line with a statement on our June 23rd call.

Before I turn the call back over to Scott, looking at the second half of fiscal year 2005, I am optimistic and excited about McDATA’s opportunity. We are tracking to our integration targets. We’re seeing solid traction with the i10K, and we appear to be gaining share versus our competitors. We announced today the availability of our new Sphereon 4400 and 4700 Fabric Switches that both support 4-gigabits speed and the FlexPort technology innovated by McDATA. Our relationship with QLogic in the blade server arena is off to a good start, with Dell, HP, and IBM all shipping our joint product.

While we have recognized revenue and received royalty payments from this relationship, I would echo recent comments that this market is not ramping as quickly as we had expected it would. That said, Fibre Channel switches imbedded in the blade server are expected to be the fastest-growing Fibre Channel product for the foreseeable future, and we expect to benefit from that growth with our partner, QLogic. Our relationship with Network Appliance also generated royalty revenue in the second quarter, including one very significant foreign government customer.

We continue to see high attach rates with our software and high maintenance renewal rates. In the second quarter, we only started to exploit cross-selling opportunities, with more than a few customers purchasing both McDATA and CNT gear, including two Chinese banks. And as I referenced earlier, our executive customer visits reveal strong interest from end users in our solutions and services offerings, and McDATA is beginning to be viewed as a true strategic partner. In APJ, in particular, these visits revealed a significant opportunity within ESCON to FICON migration and disaster recovery implementation.

With that I’ll turn the call back over to Scott.

Scott Berman - McDATA Corporation - CFO

Thanks, John. As a quick reminder, the information I’m about to provide constitutes forward-looking statements, including statements regarding future events. Actual results may differ materially, and any forward-looking statements we make today are subject to risks and uncertainties, as described in our reports on Forms 10-K, 10-Q, and 8-K that are filed with the SEC.

Before I provide guidance for our third fiscal quarter, ending October 31st, 2005, let me walk you through some of the factors we considered internally. From a revenue perspective, while we will receive the benefit of a full three months of revenue from CNT, the third quarter has historically tended to be impacted somewhat negatively by seasonality. Also, from a revenue perspective, we can not ignore the geopolitical climate or the impact Hurricane Katrina and higher energy prices may have on corporate spending. From an operational perspective, while this is our first full quarter of CNT operations, we expect to benefit from our strong execution, as it pertains to achieving headcount and other synergies.

With that our mind, guidance for our third quarter of fiscal 2005 is as follows. We anticipate revenue in the range of 174 to $182 million. We expect non-GAAP gross margins in the 48% to 50% range. We expect non-GAAP operating expenses between 78 and $82 million. We expect a non-GAAP tax rate of 31%. And we expect non-GAAP earnings per share between $0.02 and $0.04, based on approximately 155 million fully-diluted outstanding shares.

Also at this time, I want to reiterate our fourth quarter fiscal 2005 and full-year 2006 financial targets. For our fourth quarter fiscal year 2005, ending January 31st, 2006, we continue to forecast revenue in the 200 to $205 million range, and a non-GAAP operating margin of at least 10%, and non-GAAP earnings per share between $0.08 and $0.10 for the combined Company. For the full fiscal year 2006, ending January 31st of 2007, we continue to forecast revenue between 800 and $825 million, a non-GAAP operating margin between 10 and 11%, and non-GAAP earnings in the $0.35 to $0.40 per share range. Finally, in fiscal year 2006, we expect to generate between 60 and $70 million in free cash flow, net of capital expenditures, and exit fiscal year 2006 with a net cash position between 105 and $125 million.

McDATA remains solidly committed to these targets, and we still expect the acquisition to be accretive to the fourth fiscal quarter of 2005, ending January 31st, 2006 and to full fiscal year 2006, ending January 31st, 2007 non-GAAP earnings.

And I’ll now turn the call back over to John.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Thank you, Scott. To reiterate what Scott said, the McDATA leadership team remains committed to the operating model and execution imperatives we outlined five months ago. Scott reiterated the operating model, and I now will reiterate the execution imperatives. One, to drive operational cost reductions and efficiencies. Two, to leverage integration to improve our overall business model and processes. Three, to execute to product road map deliverables. Four, to maintain a sharp customer focus. Five, to lead, innovate, and execute against the Global Enterprise Data Infrastructure strategy. And, six, to drive shareholder value through consistent execution of these imperatives.

While our new COO, Todd Oseth, has only been with us for one month, we’re already seeing the benefits he will bring, given his background in both hardware and software engineering, his strong operational focus, and the fact that he doesn’t have much of a learning curve to understand the business we are in. Todd’s presence should significantly — excuse me — significantly enhance our ability to execute, particularly in the area of cost reduction, increased efficiencies and productivity, meeting product road map deliverables, and, ultimately, driving higher shareholder value. And with Todd focused on the day-to-day operations, I will have more time to dedicate to customer and partner visits, allowing me to better understand their strategies and requirements, ultimately driving an even more customer-focused model. As I said, and I’m optimistic about the second half of 2005, I look forward to our next update call.

Operator, you may open the call up for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS.] Your first question comes from Laura Conigliaro of Goldman Sachs.

Laura Conigliaro - Goldman Sachs - Analyst

Yes, a couple of things, please. First of all, can you update us on the i10K EMC wall? Also, can you give us a sense of what the general tone of business was actually in the month of July, that is, how the pattern was for the quarter, especially as you were ending the quarter? And then you referred — finally, you referred to possible energy impact on spending. And it sounded like it was kind of part of the, sort of, overall let’s just throw in risks into a pot. Did you actually see any of that so far, prior to the last week or so of spikes in — in energy costs?

John Kelley - McDATA Corporation - Chairman, President, and CEO

On the EMC, we remain in a — in a status where EMC is, in fact, taking orders. We have a couple of small obstacles that we should be overcoming. And based on conversations and personal visits, I believe that we will meet, Laura, our commitment to deliver that product through EMC to their customer base during this quarter. As you know, we’re having good success, and we alluded to it here on the call with others — other channels, and we believe that we’ll be able to replicate that with EMC. I’m a bit frustrated that we haven’t gotten it through there by now, but we’re working with them and working very diligently, and I’m personally involved in it.

As it relates to the pattern, I visited some customers. I would have to say that we saw still continued emphasis around quality spending for management of data, whether that’s disaster recovery, consolidation of data centers or the like, so nothing really changed. And I did not either hear, nor sense nor pick up anything from our sales and marketing organization that would lead us to believe that that pattern was broken during the quarter.

On the energy side of it, I think it’s been a concern for a bit. I’ll let Scott talk about it, but we did get, I think, some sense about operating dollars and customers’ desire to make sure they were in tune with rapidly rising costs associated with that. And how that might impact just spending budgets or help enhance some of the things that we do from a — from a distance capability.

Scott Berman - McDATA Corporation - CFO

Yes, I would just add to that. So, there’s a potential positive and a potential negative to this whole economic situation, with respect to energy prices and the hurricane and so forth. On the negative side, there have been some reports published that talk about, to the extent that these energy prices are sustained at this level for any length of time, we could see an economic slowdown. I saw one report that showed a projection that it could actually impact GDP growth by as much as 300 basis points. And, so, clearly, if we saw any impact like that, that would be an overall negative.

On the other hand, as John just alluded, to the extent that this spurs opportunities for things like disaster recovery, replicated sites, et cetera, net-net for the industry, it could, over the long term, also be a positive. We just wanted to make sure people are aware that, both on the positive side and negative side, that was taken into account as we thought about guidance for the third quarter.

Laura Conigliaro - Goldman Sachs - Analyst

Okay. Thank you.

Operator

Your next question comes from Aaron Rakers of A.G. Edwards.

Aaron Rakers - A.G. Edwards - Analyst

Yes, thanks, guys. A couple quick questions here. I’m wondering if you could give us a little bit more color on your switching business. I know that you had alluded to the fact that inventory level reductions at some of the OEMs was a bigger — was a factor. But you also kind of mentioned that you possibly might see — or might be seeing a more competitive dynamic, possibly a little bit more aggressive pricing. Maybe you can help us understand what was the bigger factor in the fabric switching business, and also talk a little bit about how meaningful we should expect a 4-gig ramp going forward and when we should expect to see, I’ll say, material revenue for 4-gig?

John Kelley - McDATA Corporation - Chairman, President, and CEO

The marketing hype around 4-gig has been out there for some time, and I think we just are at the culmination of 4-gig, 4-gig, 4-gig being out there in the press and the like. In reality, it’s — from a switching side of it — it’s a feature that customers will add, in the hopes that they might be able to use it and not have to make a transition from a 2-gig to 4-gig. I think in our own case, we believed that we would be out with 4-gig a little bit sooner. So I know our customers were waiting for our 4-gig. We were pretty open about the fact that we had worked closely with one of our suppliers regarding getting a product out that met all of our QA, and we did.

So I think some of that was reflected in our numbers as well. But we also know that it did get much more competitive, in terms of trying to move this gear out to the customers. Our inventory levels are traditionally in really good shape. We manage it quite closely, and have for three or four years, since we had our own problems in that time frame. So we believe that we are well-positioned to do a graceful transition, and think that the 4700 and 4400 have a nice ramp up going throughout the rest of this year and into 2006.

But it was more along that line. The price cutting side of it, I can’t speak to that. I can’t give any data that would say that there was a really cut-throat environment out there.

Scott Berman - McDATA Corporation - CFO

Yes, I think, just to add to that, from a pricing perspective. One of our competitors did seem to be relatively aggressively pricing their switching product in order, as John said, to clear out inventory. And so, you saw that in a fairly significant impact to their overall gross margins. But we, of course, from an inventory perspective, didn’t have nearly that level of inventory in the pipeline. So just to reiterate what John said, it’s difficult to sense whether it was some stall as a result of the availability of our 4-gig product and/or pricing environment you probably saw, in fact, from both.

Aaron Rakers - A.G. Edwards - Analyst

Maybe if I can follow-on real quick. When I look at what you guys have disclosed from a customer contribution standpoint, in particular EMC, I think you said at — correct me if I’m wrong — 28% of revenue. That would imply, essentially, that they were down about 5% sequentially. Maybe you can help me understand what, basically, is going on there. Is it a hesitation issue with the i10K? Is it 4-gig? What exactly are you seeing at EMC?

Scott Berman - McDATA Corporation - CFO

I think, Aaron, just to put things in perspective, the main reason for the decline in EMC as a percentage of overall revenue was as a result of the addition of the CNT revenue for the second and third month of the quarter. From an absolute revenue perspective, the levels of revenue from EMC were probably relatively constant. It just becomes a much lower percentage of overall revenue because of the incremental revenue. Remember, historically, EMC was not a big customer of CNT’s. They were certainly our largest customer, and so, that’s, I think, where you get the decline in the percentage of overall revenue.

John Kelley - McDATA Corporation - Chairman, President, and CEO

And, clearly, we were optimistic if we get the i10K out through EMC, it was going to be even a better performance, but — and we still haven’t gotten that done, even though they did ship to customers during the quarter.

Aaron Rakers - A.G. Edwards - Analyst

Okay. Thank you, guys.

Operator

Your next question comes from Tom Curlin from RBC Capital Markets.

Tom Curlin - RBC Capital Markets - Analyst

Hi, good afternoon.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Hi, Tom.

Tom Curlin - RBC Capital Markets - Analyst

If you look at the amount of business for the October quarter that would be through EMC and for the i10K, I assume, just given the timing of qualification of GA, you’ve actually taken a haircut to that in terms of the guidance you’ve provided? Is that a fair assumption?

Scott Berman - McDATA Corporation - CFO

Well, I think we’ve incorporated potential timing in our guidance. But as John said, we’re optimistic that we’ll work through the last few obstacles and get that product GAed fairly quickly and, hopefully, can recognize, or can achieve a lot of that revenue in our quarter.

Tom Curlin - RBC Capital Markets - Analyst

So said another way, are you saying that you have incorporated all of the EMC backlog related to the GA issue into the October quarter guidance? Because you assume it will — it will book in October, the month of October?

Scott Berman - McDATA Corporation - CFO

Well, no, I wouldn’t say that specifically. I’d say that we incorporated potential timing of GA with EMC as well as the fact we’re GAed with our other customers in our overall guidance.

Tom Curlin - RBC Capital Markets - Analyst

Okay.

Renee Lyall - McDATA Corporation - Senior Director, IR

Because, remember, Tom, it was on our June 23rd call that we stated we expected a call from EMC in the October quarter, so that’s sort of been in our planning for quite a while.

Tom Curlin - RBC Capital Markets - Analyst

Okay. And with the 4-gig switches, have you announced availability from specific OEMs yet for those switches?

John Kelley - McDATA Corporation - Chairman, President, and CEO

In the press — EMC and IBM and HDS is also — but if I recall from the press release, it was, like, 30 days out. But the three big ones, all three with immediate availability from IBM and EMC. And, then, obviously, the corresponding channel partners of those companies.

Tom Curlin - RBC Capital Markets - Analyst

And I assume you have some — as you mentioned in your comments previously, some backlog related to customers waiting for 4-gig edge switches as well? I mean, that, I assume, is fully incorporated?

John Kelley - McDATA Corporation - Chairman, President, and CEO

Yes.

Tom Curlin - RBC Capital Markets - Analyst

Okay.

John Kelley - McDATA Corporation - Chairman, President, and CEO

We’ve done — I emphasize the inventory situation. We’ve had a little bit of practice with this from the transition. We felt that we would have the 4-gig out sooner. We were very well prepared for that. So we have been managing this pretty tightly over the last few months, couple months, as we get ready to go into full GA.

Tom Curlin - RBC Capital Markets - Analyst

All right. Thank you.

Operator

Your next question comes from Joel Wagonfeld of First Albany.

Joel Wagonfeld - First Albany - Analyst

Thanks, very much. Two quick questions. One, can you just remind us about the relative profitability in ASPs of the 4-gig products relative to the products that they’re replacing, what the cost basis is, and what the dynamics are of how they’re going to impact the results relative to the prior generation? And, then, secondly, just wondering if Todd’s background potentially could improve the speed with which future EMC qualification occur, given, obviously, his familiarity with that organization? Thanks.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Well, actually, it was the only reason why we hired Todd. I sure would hope so. I think our relationship, actually, with EMC is the best — on the best grounds that it’s been since I’ve been here about sharing information and working with them. And they owned us for five years or so. So I’m comfortable. I think Todd’s going to be really additive on all fronts, and certainly on EMC.

But I’d say that with the other partners as well. He’s a well-respected person in the industry, and I think we’ve gotten really favorable responses from the partners that I’ve been with with him, so I’m optimistic that it is really going to go well.

Scott Berman - McDATA Corporation - CFO

And, Joel, let me comment on your first question, with respect to the 4 gig-switch product. While we don’t typically break out, kind of, the profitability of individual products, let me just suggest — I think that the value proposition for our customers will be compelling with our 4-gig product, and we’re certainly in the business to make a profit. But that said, unfortunately we don’t typically break out, kind of, on a product-by-product basis, profitability and compare them to previous-generation products.

Joel Wagonfeld - First Albany - Analyst

Can you give any color in terms of, kind of, how you expect your customers to purchase, given the FlexPort technology, et cetera? Some of your competitors have talked about some of the different dynamics that they’ve encountered in terms of how customers plan to acquire those and expand their infrastructures with the 4-gig.

John Kelley - McDATA Corporation - Chairman, President, and CEO

I’m not — maybe that will be something we take offline, because I’m not exactly sure I’ve got all the details you have there. Our channels have been expanding, so we continue to open up a variety of ways to get to the end user. The whole Sphereon product set, the FlexPort product set allowed us to get with different partners in different ways the last two years, and those channels are really maturing.

As it relates to the upgrades and the like, that has been a great business for us, and I don’t see how it changes. I mean, we’re known for it. In fact, a lot of the customers go, you’re the Company with FlexPorts. And so I would expect that with the install base and the capabilities of the 4-gig device, that will continue to move on. The fact that a customer can buy 4-gig and it will automatically sync up, if you will, to do 2-gig or 1-gig with the install base aught to further establish our ability to put that product into our own networks, much less the management tools which, ultimately, may be the biggest value of all, where it manages one, big, happy family.

Joel Wagonfeld - First Albany - Analyst

Great. Thanks, very much.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Okay.

Operator

Your next question comes from Henry Naah of Lehman Brothers.

Henry Naah - Lehman Brothers - Analyst

Hi, guys. One quick question on guidance here. What do you say operating expenses would be here this quarter?

Scott Berman - McDATA Corporation - CFO

For the third quarter?

Henry Naah - Lehman Brothers - Analyst

Yes.

Scott Berman - McDATA Corporation - CFO

78 to $82 million.

Henry Naah - Lehman Brothers - Analyst

Okay. Great. And, then, also in the guidance, you had mentioned, in addition to geopolitical and oil prices, the impact of Hurricane Katrina. I was wondering if you could comment on any changes you’ve seen? I know things recent, but in terms of the government vertical, given that the Federal fiscal year end is here in September?

John Kelley - McDATA Corporation - Chairman, President, and CEO

We’re still hammering away at Federal. CNT brought a nice set of relationships through both Federal resellers, beltway — I wouldn’t use the term that I would normally have used a long time ago — but the beltway partners that are there, as well as a direct approach through the storage companies themselves. McDATA typically sits behind the EMCs and the IBM Federals of the world, so that’s going well. And combined offerings, when you look at what the integrators do, where they’re looking at services and professional services and the like, this has been a very compelling story.

In fact, the operation reviews we’ve had with Federal have gone extremely well. And I think it looks bright for us as a Company going forward. The channel extension piece from CNT and wide area networking alone is really resonating extremely well as it always has. The second part of that — I lost it.

Scott Berman - McDATA Corporation - CFO

I think it’s about guidance for OpEx.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Yes, okay. Did I get it all, Henry.

Henry Naah - Lehman Brothers - Analyst

Yes, thanks, guys.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Okay.

Operator

Your next question comes from Andy McCullough of CFSB.

Andy McCullough - CSFB - Analyst

Thanks, guys. Just a couple questions on the i10K. First, just on adoption rates. What percentage of the McDATA Director business came from the i10K during July quarter? And, John, can you give us a sense for how many i10K boxes you’ve deployed over the last couple of months since it’s been shipping? Just what the install base looks like?

John Kelley - McDATA Corporation - Chairman, President, and CEO

Andy, you’re asking two things that I’m not going — I’m nothing going to respond to favorably, and I can’t. I think you can kind of read into the numbers about where we did — what we did with Directors. You get some indication there. But both in terms of units, number of ports, or any of that, and I’m not going to divulge it here on this call. It’s baked into our performance so far. It would have been even better had we been out through EMC, and I’ll leave it at that.

Andy McCullough - CSFB - Analyst

Okay. And if I can just get a clarification on an earlier question about your October guidance. Is that predicated on a full qualification from EMC with the i10K?

Scott Berman - McDATA Corporation - CFO

So we’re — we assume that EMC will qualify and GA the i10K during our third quarter, and we baked in assumptions in our guidance based on our current assumption of when that will occur in the quarter.

Andy McCullough - CSFB - Analyst

Thank you.

Renee Lyall - McDATA Corporation - Senior Director, IR

Andy, I think I just want to add to that, historically, we’ve never broken out — once McDATA stopped breaking out a little over a year ago, switch versus Director revenue, there’s never — as the 6140 was ramping, no one ever disclosed what was 6064 versus 6140 or 4300 versus 4500 in switches. And so we really just don’t get into quite that level of detail.

Operator

Your next question comes from Dan Renouard of Robert W. Baird.

Dan Renouard - Robert W. Baird - Analyst

Hi, thanks. I guess, kind of an operational question, and maybe you can just talk to your experience so far in this integration. We’ve seen a few, I guess, relatively minor surprises. You mentioned that the UMD exchange program was more expensive than you thought, some of the European — I assume mostly European layouts were a little more expensive than you thought. Deferred revenues weren’t exactly what you thought. And I guess, can you give us — I mean, one of the questions that investors kind of have is — McDATA doesn’t have much of a track record of this kind of an integration. Can you give us some sense of your confidence that there aren’t more skeletons in the closet, if you will, or hidden surprises, and anything you could do to, kind of, give us some sense that you believe those surprises are probably behind us, and it is, sort of, operations and execution from here on out? Thanks.

Scott Berman - McDATA Corporation - CFO

Sure, Dan, good question. Let me break it out into a couple of pieces. Because I think, to date, some of the surprises that we’ve seen, some of the — let’s say the UMD exchange program, for example, which we didn’t really contemplate early on in the process of the pendency of the merger. Some of the delays we’ve had in Europe, et cetera, some of the stuff that you referenced. I think from a — from a cash standpoint, have resulted in a bit of a higher one-time cash cost, if you will. But I would say from an execution standpoint, if you look at the targets that we’ve laid out, we have either met or exceeded virtually all of them, as far as timing goes, as far as quality of the process. And I would say that I probably have a higher level of confidence today that there aren’t additional skeletons in the closet.

I mean, we’ve now closed the books. We’ve integrated the Oracle and JD Edwards system. We’ve had a lot of people on the ground at former CNT locations, as well as former legacy CNT folks on the ground here to vet out a lot of those, what could be either positive or negative surprises in the process. And at this point in time, I think we’ve pretty much uncovered anything of a significant nature that we would expect. And, again, from an execution standpoint, I feel pretty good that we have met or exceeded a lot of those targets. The one that I mentioned on the call that you also referred to, from a cash standpoint, we probably underestimated total cash cost owed on a one-time cash cost basis.

Dan Renouard - Robert W. Baird - Analyst

Thank you.

Renee Lyall - McDATA Corporation - Senior Director, IR

Operator, we have time for one more question

Operator

Thank you. Our last question comes from Glenn Hanus of Needham & Company.

Glenn Hanus - Needham & Company - Analyst

Good afternoon. Could you give us an update on your product road map deliverables now?

Renee Lyall - McDATA Corporation - Senior Director, IR

Yes, I can do that. What we have coming is the 4-gig switches that are out — announced today, and will be out through all major OEM partners this month. We have talked about the virtualization service module, and that should be out in the first part of 2006. And we have also talked about 4 gig on the Director-class products coming out in the first part of 2006. And that’s really all we have talked about to date publicly.

Glenn Hanus - Needham & Company - Analyst

And your — one of your competitors is on the Director side, as they’re talking up 4-gig. I remember going back on the 1-gig to 2-gig transition, and that caused a little bit of a — from some of the marketing hype, caused a little bit of a hiccup for you guys. Sort of, why should people be comfortable that that won’t repeat itself?

John Kelley - McDATA Corporation - Chairman, President, and CEO

Well, I would just offer up that if you have a Director-class product that add blades to, you’ll end up buying what you need as you upgrade your infrastructure. The difference between Directors and switches, in our case, is that, as you have the need, a Company like ours wants to have available the technology that they need. So whether it’s 4-gig, 10-gig, virtualization blades, or the like, it’s to take that infrastructure and upgrade it as the demand’s there. So there’s less of a, I have to buy something now for fear that somehow I’m going to be locked out or have bought older technology.

The psychology of the data center is simply different than that. Keep in mind, we have 10-gig available as well. And I think it’s one of those situations where you may see more 10-gig be deployed than what has originally been touted as given the capabilities of the product. And while the 1, 2, 4, 8 is not a part of the family of 10-gig, we’re already seeing some of our very large customers want to jump into that world. And I think we’re well-positioned, given that we’ve got 10-gig on all fronts. I’ll leave it at that. That’s probably worth further discussion, but we feel very, very comfortable with the customers we talk to relative to our timing on each of the — each of the categories of new stuff that’s coming along.

Renee Lyall - McDATA Corporation - Senior Director, IR

I think one thing we could add to that is, as you know, Brocade introduced the SilkWorm 4100 in November of last year, and that would be comparable to McDATA’s 3232 that is essentially being replaced by the 4700. We — the 3232 sales were steady-eddy throughout the year. We actually didn’t really see an impact from their product introduction on that 4-gig product. So, clearly, we are aware they have the 4-gig Director. If you were — when we speak with our head of that platform, he has said, when he talks to some of our OEMs, they don’t see customers switching their provider over something like this, given that we will have 4-gig in the market in the first part of ‘06.

Glenn Hanus - Needham & Company - Analyst

Okay. Thanks. And the Eclipse being down a little quarter-to-quarter, maybe I missed it, but any color there?

Scott Berman - McDATA Corporation - CFO

We didn’t really provide specific color, other than to say it was down a little bit.

Glenn Hanus - Needham & Company - Analyst

And any outlook there?

Scott Berman - McDATA Corporation - CFO

We — other than the — the overall revenue guidance which, again, outlook for switching and Eclipse products and Directors were all incorporated in our overall guidance, not specifically with respect to Eclipse.

John Kelley - McDATA Corporation - Chairman, President, and CEO

Glenn, there are some interesting things developing, though, with the professional services side of it, where you end up using WAN, kind of, technology, and, clearly, the Eclipse products are at, and the edge products that we have with CNT and then throw in the channel extension and how we can help implement data centers and data center backup, data center consolidation, I feel pretty bullish that we’ll be in a good position as those kinds of things are pursued by the large install base that we have today.

Glenn Hanus - Needham & Company - Analyst

Okay. Thank you.

Renee Lyall - McDATA Corporation - Senior Director, IR

Thank you, everyone, for joining us today for the call. And we will be presenting at the Smith Barney Conference this Thursday in New York.

Operator

Ladies and gentlemen, that concludes the McDATA second quarter financial results conference call. We appreciate your time. You may now disconnect.

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